SCHWEITZER‑MAUDUIT INTERNATIONAL, INC.

2016 EXECUTIVE SEVERANCE PLAN

November 1, 2016

Exhibit 10.1

SCHWEITZER‑MAUDUIT INTERNATIONAL, INC.
2016 EXECUTIVE SEVERANCE PLAN

ARTICLE 1 ‑ PURPOSE AND ADOPTION OF PLAN

1.1    Adoption of Plan. Schweitzer‑Mauduit International, Inc. ("Company") hereby establishes this 2016 Executive Severance Plan (“Plan”), effective as of October 1, 2016. The Plan is the successor to the Schweitzer-Mauduit International, Inc. Executive Severance Plan for Key Employees, as amended and restated as of December 4, 2008, and the Schweitzer-Mauduit International, Inc. Executive Severance Plan, dated as of February 23, 2012, and employees covered by such plans shall become “Participants” (as hereinafter defined) in this Plan upon their execution of an Agreement (as hereinafter defined). The Company intends that this Plan qualifies as and comes within the various exceptions and exemptions under the Employee Retirement Income Security Act of 1974 ,as amended ("ERISA"), for an unfunded plan maintained primarily for a select group of management or highly compensated employees, and any ambiguities in this Plan shall be construed to effect that intent. The benefits of this Plan for “U.S. Employees” (as hereinafter defined) shall be paid solely from the general assets of the Company except as otherwise set forth herein. The benefits of this Plan for “Foreign Employees” (as hereinafter defined) shall be paid by the “Foreign Employer” (as hereinafter defined) but, if as a result of applicable foreign laws, a Foreign Employer would be prohibited from paying the benefits of this Plan to a Foreign Employee, any such benefits shall be paid by the Company to such Foreign Employee.

1.2    Purpose. The Plan is designed to provide benefits to certain “Key Employees” (as hereinafter defined) upon (i) a qualifying termination of employment as a result of a “Change of Control” (as hereinafter defined) or (ii) a qualifying termination of employment prior to a Change of Control as provided for herein.

1.3    Effect on Other Plans Sponsored by the Company or by a Foreign Employer. The benefits payable under the Plan are in addition to the coverage and benefits generally afforded by “Other Plans” (as hereinafter defined) to Key Employees terminating from the service of the Company or, as the case may be, from the service of a Foreign Employer and any other programs sponsored by the Company or provided to Participants who are Foreign Employees including, but not limited to, vested benefits under any supplemental or qualified employee benefit plans or social benefit scheme. However, nothing herein is intended to or shall be construed to require the Company or a Foreign Employer to institute or continue in effect any particular plan or benefit sponsored by the Company or such Foreign Employer, and the Company and each Foreign Employer hereby reserve the right to amend or terminate any of their Other Plans or benefit programs at any time in accordance with the procedures set forth in each such plan or program and any applicable law.

ARTICLE 2 ‑ DEFINITIONS

2.1    “280G Excise Tax” shall have the meaning set forth in Section 4.1(d).

2.2     “299% Amount” shall have the meaning set forth in Section 4.1(d).

Exhibit 10.1

2.3    "Administrator" shall mean, until a Change in Control, the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan.

2.4    "Agreement" shall mean the participation agreement provided to a Key Employee as provided in Section 3.2.

2.5    "Annual Compensation" shall mean:

(a)    For U.S. Employees, a Participant's rate of base salary paid or payable for a calendar year by the Company plus any incentive award paid or payable based on actual Company performance to such Participant pursuant to the Schweitzer‑Mauduit International, Inc. Annual Incentive Plan or any replacement or successor to such plan ("SMI Annual Incentive Plan") for such calendar year; and

(b)    For Foreign Employees, a Participant's rate of base salary paid or payable for a calendar year by his Foreign Employer, plus any incentive award paid or payable based on actual Company performance to such Participant pursuant to the SMI Annual Incentive Plan for such calendar year, minus, to the extent applicable, the aggregate amount of (i) any Convention Collective payments, (ii) Assedic payments, (iii) private insurance payments; or (iv) similar payments paid or payable to such Participant.

2.6    "Board" shall mean the Board of Directors of the Company.

2.7    "Cause" shall mean the termination of the Participant's employment by the Company or by his Foreign Employer, as the case may be, on the basis of the willful and continued failure to substantially perform the duties assigned by the Company or the Foreign Employer, as applicable (other than a failure resulting from the award recipient’s disability), the willful engaging in conduct which is demonstrably injurious to the Company or its subsidiaries or affiliates (monetarily or otherwise), any act of dishonesty, the commission of a felony, the continued failure to meet performance standards, excessive absenteeism, or a significant violation of any statutory or common law duty of loyalty to the Company or the Foreign Employer, as applicable.

2.8    "Change of Control" shall mean the date as of which:

(a)    A third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires actual or beneficial ownership of shares of the Company having 30% or more of the total number of votes that may be cast for the election of directors of the Company; or

(b)    As the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions ("Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

Exhibit 10.1

2.9    "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.10     “Company” shall have the meaning set forth in Section 1.1 and shall include successors and assigns.

2.11    “Conditional Capped Amount” shall have the meaning set forth in Section 4.1(d).

2.12    "Disability" shall mean “Totally and Permanently Disabled” provided that the Administrator shall make any such determination with respect to a Participant. For these purposes, “Totally and Permanently Disabled” shall mean a condition arising out of injury or disease, whether physical or mental, which the Committee determines is permanent and prevents a Participant from engaging in any occupation with the Company or his Foreign Employer commensurate with his education, training and experience, excluding: (a) any condition incurred in military service (other than temporary absence on military leave) if the Participant’s service is not resumed at the end of his military service; (b) any condition incurred as a result of or incidental to a felonious act perpetrated by the Participant; and (c) any condition resulting from excessive use of drugs or narcotics or from willful self- inflicted injury.

2.13    “ERISA” shall have the meaning set forth in Section 1.1.

2.14    "Foreign Employee" shall mean an individual employed by one of the Foreign Employers.

2.15    "Foreign Employer(s)" means the foreign subsidiaries of the Company that employ Key Employees and their respective successors.

2.16    “Good Reason” shall mean the Participant terminates his employment by delivering a written termination notice to the Company or his Foreign Employer, as applicable, upon occurrence of any of the following events without the Participant’s consent: (a) a material reduction in Participant’s Annual Compensation other than due to the failure to achieve the applicable performance goals under the SMI Annual Incentive Plan; (b) a material reduction in the Participant’s [annual] incentive compensation opportunity; (c) a material reduction in the aggregate value of the benefits to which he is entitled, excluding those imposed by governmental limitations; (d) any action that results in a material diminution in the Participant’s authority, duties or responsibilities; (e) the assignment to the Participant of duties that are materially inconsistent with Participant’s authority, duties or responsibilities; (f) any material change in the geographic location at which the Participant must perform his services, or (g) the failure of the Company to obtain the assumption of this Plan by any successor as contemplated in Article 6 below and, in the case of clauses (a) – (f) of this definition, all as in effect immediately prior to the Participant’s participation of this Plan but as adjustment to reflect any increase in compensation following the commencement of the Participant’s participation in this Plan. Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by the Participant where Cause for Participant’s termination exists. The Participant must give the Company or Foreign Employer, as applicable, notice of any event or condition that would constitute “Good Reason” within 30 days of the initial occurrence of such event or condition that would constitute “Good Reason” and upon the receipt of such notice the

Exhibit 10.1

Company or Foreign Employer, as applicable, shall have 30 days to remedy such event or condition, to the extent such event or condition can be remedied. If such event or condition is not remedied within such 30-day period, any termination of employment by the Participant for “Good Reason” must occur within 30 days after the period for remedying has expired.

2.17    "Key Employee" shall mean an individual who is a member of a select group of management or highly compensated Foreign Employees and/or U.S. Employees, as determined from time to time by the Administrator and designated to participate in this Plan.

2.18    "Other Plans" shall mean other plans of the Company or of the Foreign Employer, including but not limited to the SMI Annual Incentive Plan, the Schweitzer‑Mauduit International, Inc. 2015 Long‑Term Incentive Plan, the Schweitzer-Mauduit International, Inc. Restricted Stock Plan, and the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan #2.

2.19    “Parachute Payment” shall have the meaning set forth in Section 4.1(d).

2.20    "Participant" shall mean a Key Employee who has entered into an Agreement with the Administrator in accordance with Section 3.2.

2.21    "Plan" shall have the meaning set forth in Section 1.1.

2.22    "Retirement" shall mean:

(a)    For U.S. Employees, the voluntary termination of the Participant's employment by the Company at age 55 or later, provided the Participant has five consecutive years of service, which termination was initiated by such Participant in writing at least 90 days - prior to a Change of Control notwithstanding that the Participant's actual retirement date occurs after a Change of Control; and

(b)    For Foreign Employees, the voluntary termination of the Participant's employment by his Foreign Employer as a result of such Participant's retirement pursuant to, the terms of the applicable foreign pension scheme, which termination was initiated by such Participant in writing at least 90 days prior to a Change of Control, notwithstanding that the Participant's actual retirement date occurs after a Change of Control.

2.23    “Severance Months” shall be the severance multiple designated in the Agreement with respect to the Participant for purposes of determining severance benefits under Section 4.2.

2.24    “Specified Employee” shall have the meaning set forth in Section 8.3.

2.25    “Trust” shall have the meaning set forth in Section 7.2.

2.26    "U.S. Employee" shall mean an individual employed by the Company and whose principal place of business is based in the United States.

Exhibit 10.1

2.27    “Voluntary Resignation” shall mean termination of a Participant’s employment with the Company or the Foreign Employer(s) as a result of a resignation initiated by the Participant and without Good Reason.

ARTICLE 3 – ELIGIBILITY

3.1    Eligibility to Participate. The Administrator shall from time to time designate in writing the Key Employees who are eligible to participate in this Plan and shall communicate such eligibility to the individual Participant.

3.2    Agreement. The Administrator, or its designee, shall enter into a participation agreement with each Key Employee the Administrator determines to be eligible for participation in this Plan. The Agreement shall identify the Key Employee as a Participant in this Plan as well as the Participant’s participation level and may contain such other terms as deemed appropriate by the Administrator, but shall be consistent with and governed by the terms of this Plan.

ARTICLE 4 ‑ SEVERANCE BENEFITS

4.1    Termination Following Change of Control.

(a)    A Participant shall be entitled to receive benefits under Section 4.1(b) of this Plan following a Change of Control in the event that either:

(i)     A Participant's employment with the Company or his Foreign Employer, as the case may be, is terminated on or within two years after a Change in Control (A) by the Company or his Foreign Employer for any reason other than for Cause, Retirement, Disability or the Participant's death, or (B) by the Participant due to Good Reason; or

(ii)    A Participant who has been requested in writing by the Company or the Foreign Employer, as the case may be, to continue in the employment of the Company or the Foreign Employer through a specified date, which shall not be more than six months from the date of a Change of Control, under terms and conditions of employment, at the place of employment and with the same salary and benefits that the Participant was provided prior to the Change of Control, shall have satisfied such request by remaining in the employment of the Company or the Foreign Employer for the specified period and the Participant shall be eligible for the benefits under Section 4.1(b) upon the Participant’s termination of employment on such specified date.

(b)    Subject to Sections 4.3 and 8.2 below, a Participant entitled to benefits as a result of Section 4.1(a) of this Plan shall receive and the Company or, subject to the provisions of Section 1.1, the Foreign Employer, as the case may be, shall pay or, with respect to certain benefits hereinafter described, shall cause to be paid to the Participant or his beneficiary the following benefits:

(i)    An amount equal to three times the Participant's highest Annual Compensation for any calendar year beginning with or within the three-year period and terminating

Exhibit 10.1

on the date of termination of the Participant's employment, which amount shall be paid to the Participant in cash within 60 days following the date of termination;

(ii)    For a period of three years following the date of termination of employment, the Participant and anyone entitled to claim under or through the Participant shall be entitled to benefits, on a monthly basis, as follows:

(A)    for U.S. Employees, all benefits under the group health care plan, dental care plan, or other present or future similar group employee benefit plan or program of the Company for which Key Employees are eligible at the date of a Change of Control (or, if not permitted by the applicable plan or applicable law or which would result in adverse tax consequences to the Company, a comparable plan established by the Company to the extent permitted by applicable law), to the same extent as if the Participant had continued to be an employee of the Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company; and

(B)     for Foreign Employees, all medical benefits provided by, as applicable, the medical and life insurance or death benefit plans, or other present or future similar medical, life or other insurance or death benefit plans or programs generally available to Foreign Employees for which such Participant is eligible at the date of the Change of Control (or, if not permitted by the applicable plan or applicable law or which would result in adverse tax consequences to the Company, a comparable plan established by the Foreign Employer to the extent permitted by applicable law), to the same extent as if the Participant had continued to be a Foreign Employee during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Foreign Employer.

(c)    If a Participant is or may be liable for Federal income taxes in the United States, such Participant's Agreement shall provide that the parties agree that the payments provided in Section 4.1(b) hereof are reasonable compensation in light of the Participant's services rendered to the Company or the Foreign Employer, as the case may be, and that neither party shall contest the payment of such benefits as constituting an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

(d)    If the payments to the Participant pursuant to this Plan (when considered with all other payments made to the Participant that are required to be taken into account under Code Section 280G(b)(2)) (the amount of all such payments, collectively, the “Parachute Payment”) would result in the Participant becoming liable for the payment of any excise taxes pursuant to Code Section 4999 (“280G Excise Tax”), the Participant will receive the greater on an after-tax basis of (i) the Parachute Payment or (ii) the Parachute Payment as reduced to avoid imposition of the 280G Excise Tax (the “Conditional Capped Amount”). In connection with the foregoing:

(i)    Not more than 14 days following the termination of his employment, the Company will notify the Participant in writing (A) whether the severance benefits payable pursuant to this Plan when added to any other Parachute Payments payable to Participant exceed an amount equal to 299% (the “299% Amount”) of the Participant’s “base amount” as defined in Code Section

Exhibit 10.1

280G(b)(3), (B) the amount that is equal to the 299% Amount, (C) whether the severance benefit described in this Plan along with any other Parachute Payments (without adjustment) or the Conditional Capped Amount pursuant to this section is greater on an after-tax basis, and (D) if the Conditional Capped Amount is the greater amount, the amount that the severance benefits payable pursuant to this Plan along with any other Parachute Payments must be reduced to equal such amount.

(ii)    The calculation of the 299% Amount, the determination of whether the termination benefits described in this Plan (without adjustment) or the Conditional Capped Amount is greater on an after-tax basis and, if the Conditional Capped Amount is the greater amount, the determination of how much Participant’s Parachute Payments must be reduced in order to avoid application of the 280G Excise Tax will be made by Company’s independent public accounting firm at the time of the Change in Control or, if applicable, subsequent termination of employment, in accordance with section 280G of the Code or any successor provision thereto. For purposes of making the reduction of amounts payable, such amounts shall be eliminated in the following order: (A) any cash compensation, (B) any health or welfare benefits, (C) any equity compensation, and (D) any other payments. Reductions of such amounts shall take place in the chronological order with respect to which such amounts would be paid from the date of the termination of the Participant’s employment absent any acceleration of payment. If the reduction of the amounts payable hereunder would not result in a reduction of the Parachute Payments to the Conditional Capped Amount, no amounts payable to the Participant shall be reduced pursuant to this provision. The costs of obtaining such determination will be borne by Company.

4.2    Termination of Employment. Subject to Sections 4.3 and 8.2 below, if a Participant's employment with the Company or his Foreign Employer shall terminate during the term of this Plan for any reason other than death, Retirement, Disability, Voluntary Resignation or Cause, the Company or (if such payment is not inconsistent with any relevant Foreign law) his Foreign Employer, shall pay or provide the Participant or the Participant's beneficiary, as the case may be, with the following benefits:

(a) An amount equal to the product of (i) the Participant’s annual base salary (as in effect prior to the Participant’s termination of employment or, if applicable, the diminution in the Participant’s Annual Compensation) divided by 12 and (ii) the number of Severance Months set forth in the Agreement with such Participant (provided that such amount shall not be more than the Participant's monthly base salary multiplied by 24), which amount shall be paid to the Participant in cash within 60 days following the date of termination; and

(b)    For the number of Severance Months set forth in the Participant’s Agreement, the Participant (not to exceed 24) and anyone entitled to claim under or through the Participant shall be entitled to benefits, on a monthly basis, as follows:

(A)    for U.S. Employees, all benefits under the group health care plan and dental care plan, to the same extent as if the Participant had continued to be an employee of the Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company (or, if not permitted by the applicable plan or applicable

Exhibit 10.1

law or which would result in adverse tax consequences to the Company, a comparable plan established by the Company to the extent permitted by applicalbe law); and

(B)     for Foreign Employees, all medical benefits provided by, as applicable, the medical and life insurance or death benefit plans, or other present or future similar medical, life or other insurance or death benefit plans or programs generally available to Foreign Employees for which such Participant is eligible at the date of the termination of employment, to the same extent as if the Participant had continued to be a Foreign Employee during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Foreign Employer (or, if not permitted by the applicable plan or applicable law or which would result in adverse tax consequences to the Company, a comparable plan established by the Foreign to the extent permitted by applicable law).

Notwithstanding anything herein to the contrary, no payments or benefits shall be payable pursuant to this Section 4.2 in the event a Participant is entitled to payments or benefits under Section 4.1 hereof.

4.3    Release. As a condition to the payments provided for in Sections 4.1 and 4.2, the Company may require that a Participant execute, within 45 days following termination of Participant’s employment, a release in favor of the Company in the form customarily used by the Company with respect to terminated employees (at the time of the Change in of Control, in the case of Section 4.1), with respect to termination, discrimination and similar employment-termination related claims, but not with respect to compensation and benefits due to the Participant, including those due pursuant to this Plan, or other matters than cannot be released as a matter of law. Any payments to be made, or benefits to be provided under this Plan within the 60 days following the Participant’s termination of employment shall be accumulated and paid, or benefits delivered, after the foregoing release becomes effective and cannot be revoked, except that, if the 60-day period following the Participant’s termination of employment covers more than one calendar year, no payments may be made, or benefits provided, under this Plan until the later calendar year. Benefits may be provided earlier at Participant’s expense with Participant having the right to reimbursement of such costs when payment is permitted as described above.

ARTICLE 5 – ADMINISTRATION

5.1    Duties of the Administrator. The Administrator shall be responsible for the administration of the Plan and may appoint other persons or entities to perform or assist in the performance of any of its duties, subject to its review and approval. The Administrator shall have the right to remove any such appointee from his position without cause upon notice.

5.2    Powers. The Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan as more particularly set forth herein. The Administrator shall have discretionary authority to interpret the Plan, and to determine all questions arising in the administration, interpretation, and application of the Plan; provided, however, that such discretionary authority shall be exercised in good faith in order to achieve the principal purposes of the Plan to provide severance benefits, including enhanced

Exhibit 10.1

severance benefits upon a Change of Control, as described in Article 4. All such determinations shall be conclusive and binding on all interested persons. The Administrator shall adopt such procedures and regulations necessary and/or desirable for the discharge of its duties hereunder and may appoint such accountants, counsel, actuaries, specialists, and other agents as it deems necessary and/or desirable in connection with the administration of this Plan.

5.3    Compensation of the Administrator. The Administrator shall not receive any compensation from the Plan for its services.

5.4    Indemnification. The Company shall indemnify the Administrator against any and all claims, losses, damages, expenses, and liability arising from its actions or omissions, except when the same is finally adjudicated to be due to the Administrator's gross negligence or willful misconduct. The Company may purchase at its own expense sufficient liability insurance for the Administrator to cover any and all claims, losses, damages, and expenses arising from any action or omission in connection with the execution of the duties as the Administrator.

5.5    Claims Procedures.

(a)     Any Participant who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Administrator to be payable, may file a claim in writing with the Administrator, specifying the reasons for such claim. The Administrator shall then evaluate the claim and notify the Participant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Participant prior to the termination of the initial 90 day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Participant does not provide all the necessary information for the Administrator to process the claim, the Administrator may request additional information and set deadlines for the Participant to provide that information.

(b)     In the event that such claim is denied in whole or in part, the Participant shall be given a written notification which shall be written in a manner calculated to be understood by the Participant and shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of such claim, which shall also include a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.

(c)     The Participant may request a review of the denial of any such claim or portion thereof by making application in writing to the Administrator within 60 days after receipt of such denial. Such Participant may, upon written request to the Administrator, review or receive copies,

Exhibit 10.1

upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Participant’s claim. The Participant may also submit written comments, documents, records and other information relating to his or her claim.

(d)     In deciding a Participant’s appeal, the Administrator shall take into account all comments, documents, records and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Participant does not provide all the necessary information for the Administrator to decide the appeal, the Administrator may request additional information and set deadlines for the Participant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Participant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Participant shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).

(e)     The decision on review shall be forwarded to the Participant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Participant’s claim and (iv) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Administrator’s decision on review shall be final and binding on all persons for all purposes. If a Participant shall fail to file a request for review in accordance with the procedures herein outlined, such Participant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Administrator under this Section 5.5(e) may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

ARTICLE 6 ‑ SUCCESSOR TO THE COMPANY

The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume this Plan and agree to perform the obligations of the Company and the Foreign Employers, as applicable, under this Plan and each Participant's Agreement in the same manner and to the same extent that the Company or the applicable Foreign Employer would be required to perform such obligations if no such succession or assignment had taken place.

Exhibit 10.1

ARTICLE 7 – MISCELLANEOUS

7.1    Funding of Benefits. The benefits payable to a Participant under the Plan shall not be funded in any manner and shall be paid by the Company or the Foreign employer, as the case may be, out of its general assets, which assets are subject to the claims of the Company's or the Foreign Employer's creditors.

7.2    Establishment of Trust.

(a)    The Company may establish a Grantor Trust ("Trust") for the Plan. If established, all benefits payable under this Plan to a Participant shall be paid directly by the Company from the Trust. To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Company and shall be reimbursed to the Company by the Trust at the Company’s request upon presentation of reasonable proof that the Company made such payment. Any Trust shall be an irrevocable grantor trust which conforms to the requirements of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. The assets of the Trust are subject to the claims of the Company’s creditors in the event of its insolvency. Except as to any amounts paid or payable to the Trust, the Company shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant shall not have any property interest in any specific assets of the Company other than the unsecured right to receive payments from the Company, as provided in this Plan.

(b)    In the event the Trust is established and payments are not made by the Company in accordance with the terms of the Plan, a Participant may petition the trustee of the Trust directly for payment and the trustee may make such payment directly to the Participant upon the trustee's good faith determination that the payment was in fact owed, was not timely paid by the Company and that there are sufficient assets in the Trust to make the payment.

(c)     Notwithstanding any other provision of this Plan, any Grantor Trust to be established in connection with this Plan shall be established to comply with Code Section 409A, and no contributions or other funding may be made to the Grantor Trust during any “restricted period” within the meaning of Code Section 409A(b).

7.3    Settlement of Accounts. Except as prohibited by applicable law, there shall be deducted from the payment of any benefit due under the Plan the amount of any uncontested indebtedness, obligation, or liability which the Participant has acknowledged in writing as owing to the Company or the Foreign Employer as the case may be, or any of their respective subsidiaries and the amount of which has been agreed to by the Participant.

7.4    Withholding. There shall be deducted from the payment of any benefit due under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company or the Foreign Employer, as the case may be, to such governmental authority for the account of the Participant entitled to such payment.

Exhibit 10.1

7.5    Assignment by the Participant. Unless required by court order, no Participant or beneficiary shall have any rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the payment of any benefit due hereunder, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.

7.6    Amendment and Termination. The Plan may be amended or terminated at any time by the Company, by resolution of the Board; provided that no termination or amendment reducing the severance benefits provided hereunder shall be effective until the expiration of the two‑year period following the date of the Board resolution providing for such termination. Further, no amendment or termination shall be effective during the two‑year period following the date of a Change of Control of the Company without the unanimous consent of all the Participants. Any termination of this Plan that becomes effective in accordance with this Section 7.6 shall cause the immediate termination of all outstanding Agreements hereunder. No amendment or termination shall affect the rights of any Participant who is entitled to severance benefits pursuant to Article 4 at the time of such amendment or termination.

7.7    No Guarantee of Employment. Participation hereunder shall not be construed as creating any contract of employment between the Company or a Foreign Employer and any Key Employee, nor shall it limit the right of the Company or such Foreign Employer to terminate a Key Employee's employment at any time for any reason whatsoever.

7.8     Clawback.  To the extent required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law, or the rules and regulations promulgated pursuant thereto, but to no greater extent, Participants agree to return payments made pursuant to this Plan to the Company.

7.9    Choice of Law. This Plan shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent such laws are not otherwise superseded by the laws of the United States. To the extent required by foreign law, foreign participants shall be subject to the laws of the Participant’s country of employment.

7.10    Construction. The masculine pronoun shall be construed to include the feminine pronoun and singular shall include the plural where the context so requires.

ARTICLE 8 – CODE SECTION 409A

8.1    Separation from Service. In the event that a Participant is or may be liable for Federal income taxes in the United States, for purposes of this Plan a termination of his or her employment shall be deemed to occur only upon the Participant’s “separation from service,” as such term is defined in Code Section 409A (without giving effect to any elective provisions that may be available under such definition).

8.2    Additional Requirements Regarding Payments and Benefits. Notwithstanding anything in this Plan to the contrary, in the event that a Participant is or may be liable for Federal

Exhibit 10.1

income taxes in the United States and if any amount or benefit specified herein as “subject to” Section 8.2 would be payable or distributable under this Plan by reason of the Participant’s separation from service at a time at which he is a Specified Employee (as hereafter defined), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a)    If the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(b)    If the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume. All rights to payments or benefits under the Plan shall be treated as rights to a series of separate payments to the fullest extent permitted by Section 409A of the Code.

8.3    Specified Employee. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the regulations thereunder, in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan, as to the determination of Specified Employees.

8.4    Reimbursements and In-Kind Benefits. In the event that a Participant is or may be liable for Federal income taxes in the United States, (a) reimbursements and in-kind benefits provided under this Plan (or the amounts paid by the Company with respect to such benefits) in any one calendar year shall not affect the amount of reimbursements or in-kind benefits (or amounts paid with respect to such benefits) provided in any other calendar year; (b) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (C) the Participant’s rights to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.

8.5    Anti-Substitution. Notwithstanding the foregoing provisions of this Plan, if and to the extent that amounts payable under this Plan are deemed, for purposes of Section 409A of the Code, to be in substitution of amounts previously payable under another arrangement with respect to Participant, such payments hereunder will be made at the same time(s) and in the same form(s) as such amounts would have been payable under the other arrangement, to the extent required to comply with Section 409A of the Code.

Exhibit 10.1

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the date first written above.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:

Its: